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                         September 29, 2023

       David Payne
       Chief Executive Officer
       Westamerica Bancorporation
       1108 Fifth Avenue
       San Rafael, California 94901

                                                        Re: Westamerica
Bancorporation
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 17,
2023
                                                            File No. 001-09383

       Dear David Payne:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program